EXHIBIT 21.1
SUBSIDIARIES OF FEDERAL DATA CORPORATION

                                   State of                   Doing
Subsidiaries                    Incorporation              Business Name
-------------------------     ------------------      --------------------------

FDCT  Corp.                   Delaware                FDCT Corp.

FDC Technologies, Inc.        Delaware                FDC Technologies, Inc.

NYMA, Inc.                    Maryland                NYMA, Inc.

Sylvest Management                                    Sylvest Management
   Systems Corporation        Maryland                    Systems Corporation

R.O.W. Sciences, Inc.         Delaware                R.O.W. Sciences, Inc.

Technical and Management                              Technical and Management
     Assistance, Inc.         New Jersey                  Assistance, Inc.